STRICTLY CONFIDENTIAL
EXECUTION VERSION





                                      AMENDMENT NO. 1

     AMENDMENT NO. 1, dated as of January 30, 2006 (this "AMENDMENT"), to the Guarantee dated as of October 21, 2005, issued by Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") in favor of Lloyds TSB Bank plc (the "GUARANTEE").

     WHEREAS, VTL (UK) Limited (the "BORROWER") is party to a revolving loan facility granted by Lloyds TSB Bank plc ("LLOYDS") dated as of October 21, 2005 (the "LLOYDS OCTOBER FACILITY") pursuant to which it may borrow up to an aggregate of (pound)5,750,000 (the "FACILITY LIMIT");

     WHEREAS, the Borrower, Morgan Stanley, Varde Partners, Inc. (together with Morgan Stanley, the "LENDERS") and others are party to a Guarantee Agreement dated as of October 21, 2005 (the "GUARANTEE AGREEMENT") pursuant to which Morgan Stanley syndicated its obligations under the Guarantee;

     WHEREAS, pursuant to the Guarantee Agreement, and as a condition to the Lloyds October Facility, Morgan Stanley agreed to guarantee the payment of any principal amount and interest by the Borrower under the Lloyds October Facility up to (pound)6,000,000 (THE "GUARANTEED AMOUNT"), as reflected in the Guarantee;

     WHEREAS, the Borrower desires, and Morgan Stanley has agreed, to increase the Facility Limit from (pound)5,750,000 to (pound)7,000,000 and to extend the expiration date of the Lloyds October Facility (the "EXPIRY DATE") to April 30, 2006;

     WHEREAS, Lloyds has agreed to so increase the Facility Limit and extend the Expiry Date provided that, INTER ALIA, Morgan Stanley agrees to increase the Guaranteed Amount to (pound)7,250,000 and extend the expiration date of the Guarantee to May 31, 2006;

     WHEREAS, Morgan Stanley is willing to agree to increase the Guaranteed Amount to (pound)7,250,000 and to extend the expiration date of the Guarantee to May 31, 2006 subject to the Borrower agreeing to certain amendments to the Guarantee Agreement; and

     WHEREAS, the parties hereto desire to amend the Guarantee in order to facilitate the above-referenced amendments to the Lloyds October Facility.

                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the mutual promises herein made, the undersigned, intending to be legally bound, hereby agree as set forth hereinbelow. Capitalized terms not otherwise defined shall have the meanings ascribed thereto in the Guarantee.

     1. AMENDMENTS TO THE GUARANTEE.

     (a) The last paragraph of Section 1 is hereby amended and restated to read in its entirety as follows:

     "the total amount recoverable from us under this guarantee shall be limited to a sum of (pound)7,250,000 and in addition the interest (on that amount or such less sum as may be due or owing) under Clause 3 hereof;".


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     (b) The first  sentence of Section 4 is hereby amended and restated to read in its entirety as follows:

     "This guarantee shall be a continuing security provided always that our liability hereunder shall expire upon the earlier of May 31 2006 and the date on which all amounts outstanding under the Lloyds TSB Facility have been repaid in full except in respect of any demand for payment received by us by letter or authenticated cable/fax message on or before that date."

     2. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective on the date (the "EFFECTIVE DATE") upon which Morgan Stanley notified Lloyds that it is satisfied that each of the following conditions have been met:

     (a) Morgan Stanley shall have received a fully executed amendment to the Guarantee Agreement, in form and substance satisfactory to Morgan Stanley; and

     (b) Morgan Stanley shall have received a fully executed amendment to the Lloyds October Facility, reflecting the amendments referenced in the preamble above.

     3. MISCELLANEOUS.

     (a) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Amendment. This Amendment may be executed by facsimile.

     (b) If any provision of this Amendment shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

     (c) This Amendment shall be governed and construed in accordance with English law. The parties hereto irreovacbly agree that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this guarantee and, for such purposes, you and we both irrevocably submit to the jurisdiction of such courts.

     (d) All agreements of Morgan Stanley and Lloyds hereunder shall bind their respective successors and assigns.



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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    MORGAN STANLEY & CO. INCORPORATED


                                    By: /S/ MICHAEL PETRICK
                                       ------------------------------
                                        Name:   Michael Petrick
                                        Title:  Managing Director



                                    LLOYDS TSB BANK PLC



                                    By:   /S/ MARK JONES
                                          -------------------------------
                                          Name:   Mark Jones
                                          Title:  Senior Relationship Manager